August 14, 2007

Mr. Matthew A. Ouimet
President – Hotel Group
Starwood Hotels and Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604

Dear Matt,

This letter supplements the agreement, dated September 21, 2006, between Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) and you that sets forth the terms of your employment with the Company (the “Employment Agreement”).

As previously announced, the Company has commenced a search for a new Chief Executive Officer (“CEO”). The new CEO is expected to be hired in 2007. The Company desires to offer you special severance benefits in the event your employment is terminated after the CEO is hired. In the event that, after the new CEO is hired, the Company terminates your employment for any reason other than “cause” or you terminate your employment for “good reason” (as such terms are defined in the Employment Agreement), in addition to the payments and benefits provided in such circumstances under the Employment Agreement, 50% of the stock options (determined on a tranche by tranche basis) and 50% of the restricted stock that have been granted to you under any of the Company’s benefit plans and which remain unvested on the date of termination shall become vested and exercisable as of the date of termination. The special severance benefit will expire on the second anniversary of the date the new CEO commences employment with the Company.

Except as modified by this letter, the Employment Agreement remains in full force and effect.

By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and the Company and that you accept and agree to the terms as set forth above.

Very truly yours,

Kenneth S. Siegel

Chief Administrative Officer & General Counsel

Accepted and Agreed:

Matthew A. Ouimet